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                                                                      EXHIBIT 15

            REVIEW REPORT ON INTERIM CONDENSED FINANCIAL STATEMENTS


Board of Directors and Stockholders
Sonus Communication Holdings, Inc.
Arlington, VA

We have reviewed the accompanying condensed consolidated balance sheet, statements of operations and statements of cash flows of Sonus Communication Holdings, Inc. as of March 31, 2000 and for the three month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



                                            /s/ LAZAR LEVINE & FELIX LLP
                                            LAZAR LEVINE & FELIX LLP

New York, New York
May 11, 2000







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